                           SCHEDULE 14A INFORMATION

  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                     1934
                               (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]Preliminary Proxy Statement            [_]Confidential, for Use of the
                                             Commission Only (as Permitted by
                                             Rule 14a-6(e)(2))

[X]Definitive Proxy Statement

[_]Definitive Additional Materials

[_]Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                             United Rentals, Inc.
             -----------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


             -----------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]No fee required.

[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange ActRule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

[_]Fee paid previously with preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

                            [LOGO] United Rentals

                             UNITED RENTALS, INC.
                          Four Greenwich Office Park
                         Greenwich, Connecticut 06830

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               ----------------

TO OUR STOCKHOLDERS:

  The 1999 Annual Meeting of Stockholders of United Rentals, Inc., will be held at The Equitable Center, Tower Room, 787 7th Avenue, New York, New York 10019, on June 3, 1999, at 10:00 a.m. local time, for the following purposes:

  1. election of three directors by the holders of the Company's Common
     Stock;

  2. election of two directors by the holders of the Company's Series A Perpetual Convertible Preferred Stock;

  3. ratification of the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 1999; and

  4. transaction of such other business as may properly be brought before the meeting or any adjournment thereof.

  The meeting may be adjourned from time to time and at any reconvened meeting action with respect to the matters specified in this notice may be taken without further notice to stockholders except as may be required by the By-laws of the Company. Stockholders of record at the close of business on April 8, 1999 are entitled to notice of, and to vote on, all matters at the meeting and any reconvened meeting following any adjournments thereof.

                                          By Order of the Board of Directors,

                                          JOHN N. MILNE

                                          Corporate Secretary

April 15, 1999

WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED RETURN ENVELOPE.

                             UNITED RENTALS, INC.
                          Four Greenwich Office Park
                         Greenwich, Connecticut 06830

                                                                 April 15, 1999

                                PROXY STATEMENT

                        ANNUAL MEETING OF STOCKHOLDERS

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of United Rentals, Inc., a Delaware corporation (the "Company"), of proxies to be voted at its 1999 Annual Meeting of Stockholders to be held at The Equitable Center, Tower Room, 787 7th Avenue, New York, New York 10019, on June 3, 1999 at 10:00 a.m. local time and at any reconvened or rescheduled meeting following any adjournment, continuation or postponement thereof (the "Meeting"). This Proxy Statement and the accompanying materials are being mailed on or about April 15, 1999.

Record Date

  The record date (the "Record Date") for determining stockholders entitled to notice of, and to vote at, the Meeting has been established as the close of business on April 8, 1999.

Shares Outstanding on Record Date

  On the Record Date, the Company had outstanding (i) 71,561,838 shares of Common Stock and (ii) 300,000 shares of Series A Perpetual Convertible Preferred Stock ("Series A Preferred"). Each share of Series A Preferred is convertible into Common Stock at a rate (subject to adjustment) of 40 shares of Common Stock for each share of Series A Preferred. On the Record Date, the outstanding shares of Series A Preferred were convertible into an aggregate of 12,000,000 shares of Common Stock.

Right to Vote

  The right of the holders of the Common Stock and the Series A Preferred to vote at the Meeting is as follows:

  Election of Class 1 Directors. One of the matters to be considered at the Meeting is the election of three class 1 directors to serve for a term of three years. Only the holders of the Common Stock (and not the holders of the Series A Preferred) will have the right to vote on this matter. With respect to this matter, each holder of record of Common Stock as of the Record Date will be entitled to one vote for each share held.

  Election of two Directors by the Series A Preferred. One of the matters to be considered at the Meeting is the election of two directors by the holders of the Series A Preferred. Only the holders of the Series A Preferred (and not the holders of the Common Stock) will have the right to vote on this matter. With respect to this matter, each holder of record of Series A Preferred as of the Record Date will be entitled to one vote for each share held.

  All Other Matters. The holders of the Common Stock and the holders of the Series A Preferred will have the right to vote together, as a single class, on all matters properly brought before the Meeting, other than election of directors. With respect to these matters, (i) each holder of record of Common Stock as of the Record Date will be entitled to one vote for each share held and (ii) each holder of record of Series A Preferred as of the Record Date will be entitled to 40 votes for each share of Series A Preferred held (representing the number of shares of Common Stock issuable upon conversion of a single share of Series A Preferred).

Quorum

  The presence at the Meeting, in person or represented by proxy, of a majority of the outstanding shares entitled to vote thereat will constitute a quorum for the transaction of business. If a share is deemed present at the Meeting for any matter, it will be deemed present for all other matters. Shares held by a nominee for a beneficial owner ("Broker Shares") that are voted on any matter and abstentions will be included in determining the number of shares present. Broker Shares that are not voted on any matter will not be included in determining the number of shares present.

Right to Revoke Proxies

  Any stockholder returning the accompanying proxy may revoke such proxy at any time prior to its exercise by (a) giving written notice to the Company of such revocation, (b) voting in person at the Meeting or (c) executing and delivering to the Company a later-dated proxy. Written revocations and later-dated proxies should be sent to United Rentals, Inc., Four Greenwich Office Park, Greenwich, Connecticut 06830, Attention: Michael J. Nolan, Chief Financial Officer.

Cost of Solicitation

  All costs associated with soliciting proxies for the Meeting will be borne by the Company. Such proxies will be solicited by mail. In addition, such proxies may be solicited by personal interview, telephone, telex or facsimile. The Company will, upon request and in accordance with applicable regulations, reimburse banks, brokerage houses, other institutions, nominees, and fiduciaries for their reasonable expenses in forwarding solicitation materials to beneficial owners.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

Election of Three Class 1 Directors

  The directors of the Company are divided into three classes (except for any directors that are elected by the holders of the Series A Preferred as described below). At each annual meeting of stockholders, members of one of the classes, on a rotating basis, are elected for a three year term.

  The term of office of the first class of directors will expire at the Meeting. The members of this class are currently Wayland R. Hicks, John S. McKinney and Gerald Tsai, Jr. The Board has nominated each of these directors to stand for reelection at the Meeting to hold office until the Company's annual meeting of stockholders in 2002 and until his successor is elected and qualified. All nominees have consented to be named and serve if elected.

  Unless a stockholder requests that voting of the proxy be withheld for any one or more of the nominees for directors by so directing on the proxy card, the shares represented by the accompanying proxy will be voted FOR election, as directors, of the above-mentioned three nominees. If any nominee becomes unavailable for any reason (which event is not anticipated) to serve as a director at the time of the Meeting, then the shares represented by such proxy may be voted for such other person as may be determined by the holders of such proxy. Directors will be elected at the Meeting by a plurality of the votes cast (i.e., the three nominees receiving the greatest number of votes will be elected as directors).

Election of Two Directors by the Series A Preferred Holders

  As described under "--Right of Holders of Preferred Stock to Elect Directors," the holders of the Series A Preferred, voting separately as a single class, currently have the right to elect two directors. The two directors currently serving on the Company's board that were elected by the holders of the Series A Preferred are Leon D. Black and Michael S. Gross. All of the outstanding shares of Series A Preferred are currently held by Apollo Investment Fund IV, L.P. and Apollo Overseas Partners IV, L.P. (collectively, "Apollo"). The holders of the Series A Preferred have indicated to the Company that they expect to vote for the reelection of Messrs. Black and Gross as directors of the Company. Messrs. Black and Gross are affiliated with Apollo.

Information Concerning Directors and Executive Officers

  The table below identifies, and provides certain information concerning, the Company's directors (including the nominees for election at the Meeting) and executive officers:

    Name                 Age                    Positions(1)
    ----                 ---                    ------------
Bradley S. Jacobs.......  42 Chairman, Chief Executive Officer and Director
Wayland R. Hicks........  56 Vice Chairman, Chief Operating Officer and Director
John N. Milne...........  39 Vice Chairman, Chief Acquisition Officer,
                              Secretary and Director
William F. Berry........  46 President and Director(2)
Michael J. Nolan........  38 Chief Financial Officer
Robert P. Miner.........  49 Vice President, Strategic Planning
John S. McKinney........  44 Vice President, Finance and Director
Leon D. Black...........  47 Director(3)
Richard D. Colburn......  87 Director
Ronald M. DeFeo.........  47 Director
Michael S. Gross........  37 Director(3)
Richard J. Heckmann.....  55 Director
Gerald Tsai, Jr. .......  70 Director
Christian M. Weyer......  74 Director

--------
(1) For information concerning the term served by directors, see "--Right of Holders of Preferred Stock to Elect Directors" and "--Classification of Directors."
(2) Since February 1999, Mr. Berry has been on a medical leave of absence while he undergoes treatment for melanoma skin cancer. His duties have been assumed by Wayland Hicks, to whom Mr. Berry has been reporting since September 1998.
(3) Messrs. Black and Gross were elected directors by the holders of the Series A Preferred. See "--Right of Holders of Preferred Stock to Elect Directors."

  Bradley S. Jacobs has been Chairman, Chief Executive Officer and a director of the Company since its formation in September 1997. Mr. Jacobs founded United Waste Systems, Inc. and served as its Chairman and Chief Executive Officer from its inception in 1989 until the sale of the company in August 1997. From 1984 to July 1989, Mr. Jacobs was Chairman and Chief Operating Officer of Hamilton Resources Ltd., an international trading company, and from 1979 to 1983, he was Chief Executive Officer of Amerex Oil Associates, Inc., an oil brokerage firm that he co-founded.

  Wayland R. Hicks has been Chief Operating Officer of the Company since November 1997 and a director since June 1998. He also served as President of the Company during the period from November 1997 until September 1998, when he became Vice Chairman. Mr. Hicks previously held various senior executive positions at Xerox Corporation where he worked for 28 years (1966-1994). His positions at Xerox Corporation included Executive Vice President, Corporate Operations (1993-1994), Executive Vice President, Corporate Marketing and Customer Support Operations (1989-1993) and Executive Vice President, Engineering and Manufacturing--Xerox Business Products and Systems Group (1987-
1989). Mr. Hicks also served as Vice Chairman and Chief Executive Officer of Nextel Communications Corp. (1994-1995) and as Chief Executive Officer and President of Indigo N.V. (1996-1997). He is also a director of Maytag Corporation.

  John N. Milne has been Vice Chairman, Chief Acquisition Officer and a director of the Company since its formation in September 1997. Mr. Milne was Vice Chairman and Chief Acquisition Officer of United Waste Systems, Inc. from 1993 until August 1997 and held other senior executive positions at

United Waste from 1990 until 1993. Mr. Milne had primary responsibility for implementing United Waste's acquisition program. From September 1987 to March 1990, Mr. Milne was employed in the Corporate Finance Department of Drexel Burnham Lambert Incorporated.

  William F. Berry joined the Company as President and a director in September 1998 following the merger of the Company with U.S. Rentals. Mr. Berry served as President and Chief Executive Officer of U.S. Rentals from 1987 until the merger and held numerous other operational and managerial positions at U.S. Rentals and a predecessor during the more than 30 years that he was employed there (1966-1998).

  Michael J. Nolan has been Chief Financial Officer of the Company since its formation in September 1997. Mr. Nolan served as the Chief Financial Officer of United Waste Systems, Inc. from February 1994 until August 1997. He served in other finance positions at United Waste from November 1991 until February 1994, including Vice President, Finance, from October 1992 to February 1994. From 1985 until November 1991, Mr. Nolan held various positions at the accounting firm of Ernst & Young, including senior audit manager. Mr. Nolan is a Certified Public Accountant.

  Robert P. Miner has been an executive officer of the Company since its formation in September 1997. He currently serves as Vice President, Strategic Planning (a position he was appointed to in July 1998) and also heads the Company's Risk Management and Safety Department. He previously served as Vice President, Finance. Mr. Miner was an executive officer of United Waste Systems, Inc. from November 1994 until August 1997, serving first as Vice President, Finance and then Vice President, Acquisitions. Prior to joining United Waste, he was a research analyst with PaineWebber Incorporated (November 1988 to October 1994) and Needham & Co. (January 1987 to October
1988) and held various executive positions at General Electric Environmental Services, Inc., Stauffer Chemical Company, and OHM Corporation.

  John S. McKinney joined the Company as Vice President, Finance and a director in September 1998 following the merger of the Company with U.S. Rentals. Mr. McKinney served as Chief Financial Officer of U.S. Rentals from 1990 until the merger and as Controller of U.S. Rentals from 1988 until 1990. Prior to joining U.S. Rentals, Mr. McKinney held various positions at Iomega Corporation, including Assistant Controller, and at the accounting firm of Arthur Andersen & Co.

  Leon D. Black became a director of the Company in January 1999. Mr. Black is one of the founding principals of (i) Apollo Advisors, L.P. (which was established in August 1990 and which, together with its affiliates, acts as the managing general partner of several private securities investment funds);
(ii) Apollo Real Estate Advisors, L.P. (which, together with its affiliates, acts as the managing general partner of several real estate investment funds); and (iii) Lion Advisors, L.P. (a financial advisor to, and representative of institutional investors with respect to, securities investments). Mr. Black is also a director of Converse, Inc., Samsonite Corporation, Sequa Industries, Inc., Telemundo Group Inc. and Vail Resorts, Inc. He also serves as a trustee of The Museum of Modern Art, Mount Sinai--NYU Medical Center, Lincoln Center for the Performing Arts, and Vail Valley Foundation.

  Richard D. Colburn became a director of the Company in September 1998 following the merger of the Company with U.S. Rentals. Mr. Colburn was Chairman of U.S. Rentals for 22 years. Mr. Colburn is a private investor.

  Ronald M. DeFeo has been a director of the Company since October 1997. Mr. DeFeo is the Chairman, Chief Executive Officer, President and a director of Terex Corporation, a leading global provider of equipment for the manufacturing, mining and construction industries. Mr. DeFeo joined Terex in 1992 as President of the Terex heavy equipment group and was appointed President and Chief Operating Officer in 1993 and Chief Executive Officer in 1995. From 1984 to 1992, Mr. DeFeo held various management positions at Tenneco, Inc., including Senior Vice President and Managing Director of East Europe.

  Michael S. Gross became a director of the Company in January 1999. Mr. Gross is one of the founding principals of Apollo Advisors, L.P. (which was established in August 1990 and which, together with its affiliates, acts as the managing general partner of several private securities investment funds) and of Lion Advisors, L.P. (a financial advisor to, and representative of institutional investors with respect to, securities investments). Mr. Gross is also a director of Alliance Imaging, Inc., Allied Waste Industries, Inc., Breuners Home Furnishings, Inc., Converse, Inc., Florsheim Group, Inc., and Saks Incorporated.

  Richard J. Heckmann has been a director of the Company since October 1997. Mr. Heckmann has served since 1990 as Chairman, President and Chief Executive Officer of United States Filter Corporation, a leading global provider of industrial and commercial water and wastewater treatment systems and services. Mr. Heckmann is also a director of Waste Management, Inc. and K2 Inc.

  Gerald Tsai, Jr. has been a director of the Company since December 1997. Mr. Tsai served as Chairman, Chief Executive Officer and President of Delta Life Corporation, an insurance company, from 1993 until the sale of the company in October 1997. Mr. Tsai was Chairman of the Executive Committee of the Board of Directors of Primerica Corporation, a diversified financial services company, from December 1988 until April 1991, and served as Chief Executive Officer of Primerica Corporation from April 1986 until December 1988. Mr. Tsai is currently a private investor and serves as a director of The Meditrust Companies, Saks Incorporated, Rite Aid Corporation, Sequa Corporation, Triarc Companies, Inc. and Zenith National Insurance Corp. He also serves as a trustee of Boston University, Mount Sinai--NYU Medical Center and Health System and NYU School of Medicine Foundation Board.

  Christian M. Weyer became a director of the Company in December 1998. Mr. Weyer has been in the international banking business for 31 years and has served as President of Enerfin S.A., an international trade and financial advisory firm, since 1985. From May 1988 to December 1992, Mr. Weyer was a member of senior management at Banque Indosuez in Geneva, Switzerland, with responsibility for matters relating to commercial banking, and from 1971 to 1985, held various senior management positions at Banque Paribas and its affiliates (including President of Banque Paribas (Suisse) in Geneva during
1984). Prior to 1971, Mr. Weyer held senior management positions with Chase Manhattan Bank in Paris and in Geneva.

Right of Holders of Preferred Stock to Elect Directors

  In January 1999, the Company sold 300,000 shares of its Series A Perpetual Convertible Preferred Stock ("Series A Preferred") to Apollo.

The holders of the Series A Preferred, voting separately as a single class, have the right to elect:

  . two directors, if (as of the record date for such vote) the aggregate number of shares of Common Stock that are issuable upon conversion of Series A Preferred then held by Apollo, Apollo Management IV, L.P., or their affiliates (plus any shares of Common Stock then held by such entities that were issued upon conversion of the Series A Preferred) is at least eight million; or

  . one director, if (as of the record date for such vote) the aggregate number of shares of Common Stock that are issuable upon conversion of Series A Preferred then held by Apollo, Apollo Management IV, L.P., or their affiliates (plus any shares of Common Stock then held by such entities that were issued upon conversion of the Series A Preferred) is at least four million but less than eight million.

  Based on the number of shares of Series A Preferred that were held by Apollo as of the Record Date for the Meeting, the holders of the Series A Preferred have the right to elect two directors at the Meeting.

  Any director that is elected by the holders of the Series A Preferred, voting separately as a single class, holds office until the next annual meeting of stockholders and the election and qualification of a successor (or the earlier resignation or removal of such director).

  If the holders of the Series A Preferred do not have the right, voting separately as a single class, to elect any directors pursuant to the provisions described above, then the holders of the Series A Preferred have the right to vote for the election of directors of the Company together with the holders of the Common Stock, as a single class, with each share of Series A Preferred entitled to one vote for each share of Common Stock issuable upon conversion of such share of Series A Preferred.

Agreement Relating to Election of Directors

  Mr. Hicks' employment agreement provides that at each annual meeting of stockholders of the Company that occurs during the term of the agreement and at which Mr. Hicks' term as director is scheduled to expire, the Company will nominate Mr. Hicks for re-election as director.

Classification of Directors

  The directors of the Company (excluding any elected by the holders of the Series A Preferred) are divided into three classes as follows:

    Class 1. The member of this class are Messrs. Hicks, McKinney and Tsai. The current term of office of this class will expire at the Meeting. As described above, the Board has nominated each of these directors to stand for reelection at the Meeting for a new term that will expire at the Company's annual meeting of stockholders in 2002.

    Class 2. The members of this class are Messrs. Berry, DeFeo and Heckmann. The term of office of this class will expire at the Company's annual meeting of stockholders in 2000.

    Class 3. The members of this class are Messrs. Colburn, Jacobs, Milne and Weyer. The term of office of this class will expire at the Company's annual meeting of stockholders in 2001.

  At each annual meeting of stockholders, successors to directors of the class whose term expires at such meeting will be elected to serve for three year terms and until their successors are elected and qualified.

Meetings of the Board of Directors

  During 1998, the Board of Directors of the Company met eight times and acted by written consent 26 times. During 1998, each member of the Board of Directors of the Company attended in excess of 75 percent of (i) the total number of Board of Directors meetings held during the period for which he was a director and (ii) the total number of meetings of each committee of the Board of Directors on which the director served during the period for which he was a member.

Committees of the Board

  The Board of Directors has three standing committees: the Audit Committee, the Compensation/Stock Option Committee, and the Special Stock Option Committee. The Board of Directors does not have a Nominating Committee.

  The responsibilities of the Audit Committee include selecting the firm of independent accountants to be appointed to audit the Company's financial statements and reviewing the scope and results of the audit with the independent accountants. The members of this committee are Messrs. DeFeo, Heckmann and Tsai. The Audit Committee met four times during 1998.

  The responsibilities of the Compensation/Stock Option Committee include making recommendations with respect to the compensation to be paid to officers and directors, administering any stock option plan in which officers or directors are eligible to participate and approving the grant of options pursuant to any such plan. The members of this committee are Messrs. DeFeo, Heckmann and Tsai. The Compensation/Stock Option Committee met three times during 1998.

  The responsibilities of the Special Stock Option Committee include administering any stock option plan in which officers and directors are not eligible to participate and approving the grant of options pursuant to any such plan to persons who are not officers or directors. The members of this committee are Messrs. Jacobs and Milne.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

General

  The table below and the notes thereto set forth as of April 7, 1999 (unless otherwise indicated in the footnotes), certain information concerning the beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of the Common Stock by (i) each director and executive officer of the Company, (ii) all executive officers and directors of the Company as a group and (iii) each person known to the Company to be the owner of more than 5% of the Common Stock.

                                             Number of Shares of     Percent of
                                                 Common Stock       Common Stock
Name and Address(1)                        Beneficially Owned(2)(3)   Owned(3)
-------------------                        ------------------------ ------------
Bradley S. Jacobs........................         20,117,006(4)         25.8%
Wayland R. Hicks.........................            517,155(5)           *
John N. Milne............................          2,392,857(6)          3.3%
William F. Berry.........................          1,632,606(7)          2.2%
Michael J. Nolan.........................          1,028,911(8)          1.4%
John S. McKinney.........................            819,544(9)          1.1%
Robert P. Miner..........................            441,904(10)          *
Leon D. Black............................             30,000(11)          *
Richard D. Colburn.......................         13,808,662(12)        19.3%
Ronald M. DeFeo..........................             73,000(13)          *
Michael S. Gross.........................             30,000(14)          *
Richard J. Heckmann......................             90,000(15)          *
Gerald Tsai, Jr..........................            590,001(16)          *
Christian M. Weyer.......................            102,000(17)          *
All executive officers and directors as a
 group
 (14 persons)............................         37,540,074(18)        45.5%
The Equitable Companies Incorporated.....          4,660,705(19)         6.5%
Apollo Investment Fund IV, L.P. and
 Apollo Overseas Partners IV L.P.........         12,000,000(20)        14.4%

--------
   *Less than 1%.
 (1) Unless otherwise indicated, the address is c/o the Company.
 (2) Unless otherwise indicated, each person has sole investment and voting power with respect to the shares indicated. For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares as of a given date which such person has the right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security which such person or persons has the right to acquire within 60 days after such date is deemed to be outstanding for the purpose of computing the percentage ownership of such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
 (3) In certain cases, includes securities owned by one or more entities controlled by the named holder.
 (4) Consists of 12,790,814 outstanding shares, 6,342,858 shares issuable upon the exercise of currently exercisable warrants and 983,334 shares issuable upon the exercise of currently exercisable options. Does not include 1,966,667 shares issuable upon exercise of options which are not currently exercisable. Mr. Jacobs has certain rights relating to the disposition of the shares and warrants owned by certain of the other officers of United Rentals as described under "--Certain Agreements Relating to Securities Held by Officers." By virtue of such rights, Mr. Jacobs is deemed to share beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of the shares owned by such other officers of United Rentals. The shares that the table indicates are owned by Mr. Jacobs include the shares with respect to which Mr. Jacobs is deemed to share beneficial ownership as aforesaid. Excluding such shares, Mr. Jacobs is deemed the beneficial owner of an aggregate of 15,983,434 shares of Common Stock (composed of 10,000,100 outstanding shares, 5,000,000 shares issuable upon the exercise of currently exercisable warrants and 983,334 shares issuable upon the exercise of currently exercisable options).
 (5) Consists of 108,822 outstanding shares and 408,333 shares issuable upon the exercise of currently exercisable options. Does not include unissued shares that the Company is required to pay Mr. Hicks as part of his base salary as described under "Executive and Director Compensation-- Employment Agreements and Change-In Control Arrangements." Also does not include 816,667 shares issuable upon exercise of options which are not currently exercisable.
 (6) Consists of 1,428,571 outstanding shares, 714,286 shares issuable upon the exercise of currently exercisable warrants and 250,000 shares issuable upon the exercise of currently exercisable options. Does not include 500,000 shares issuable upon exercise of options which are not currently exercisable.
 (7) Consists of 97 outstanding shares and 1,632,509 shares issuable upon the exercise of currently exercisable options. Does not include 575,000 shares issuable upon exercise of options that are not currently exercisable.
 (8) Consists of 571,529 outstanding shares, 285,715 shares issuable upon the exercise of currently exercisable warrants and 171,667 shares issuable upon the exercise of currently exercisable options. Does not include 343,333 shares issuable upon exercise of options which are not currently exercisable.
 (9) Consists of 2,887 outstanding shares and 816,657 shares issuable upon the exercise of currently exercisable options. Does not include 337,500 shares issuable upon exercise of options that are not currently exercisable.
(10) Consists of 285,714 outstanding shares and 142,857 shares issuable upon the exercise of currently exercisable warrants and 13,333 shares issuable upon exercise of currently exercisable options. Does not include 66,667 shares issuable upon exercise of options which are not currently exercisable.
(11) Consists of 30,000 shares issuable upon exercise of currently exercisable options. Mr. Black disclaims beneficial ownership of certain shares as described in footnote 20.
(12) Consists of 13,798,662 outstanding shares and 10,000 shares issuable upon the exercise of currently exercisable options. These outstanding shares are owned by a corporation wholly owned by Mr. Colburn. Does not include 20,000 shares issuable upon exercise of options that are not currently exercisable. Mr. Colburn disclaims beneficial ownership of 290,000 shares held by the Colburn Foundation which are not reflected in this table.
(13) Consists of 3,000 outstanding shares and 70,000 shares issuable upon the exercise of currently exercisable options. Does not include 20,000 shares issuable upon exercise of options that are not currently exercisable.
(14) Consists of 30,000 shares issuable upon exercise of currently exercisable options. Mr. Gross disclaims beneficial ownership of certain shares as described in footnote 20.
(15) Consists of 20,000 outstanding shares and 70,000 shares issuable upon exercise of currently exercisable options. Does not include 20,000 shares issuable upon exercise of options that are not currently exercisable.
(16) Consists of 270,001 outstanding shares and 320,000 shares issuable upon exercise of currently exercisable options. Does not include 20,000 shares issuable upon exercise of options that are not currently exercisable.
(17) Consists of 72,000 outstanding shares and 30,000 shares issuable upon exercise of currently exercisable options.
(18) Consists of 26,561,383 outstanding shares, 6,142,858 shares issuable upon the exercise of currently exercisable warrants and 4,835,833 shares issuable upon the exercise of currently exercisable options. Does not include 4,685,834 shares issuable upon exercise of options which are not currently exercisable.

(19) The following information is as of December 31, 1998, and is based on information contained in a Schedule 13G filed by the indicated shareholder. Consists of shares beneficially owned by the following subsidiaries of The Equitable Companies Incorporated, each of which operates under independent management and makes independent decisions:
     4,337,130 shares beneficially owned by Alliance Capital Management L.P. (of which it is deemed to have shared power to vote or direct the vote with respect to 3,853,200 shares); 120,800 shares beneficially owned by a separate account of The Equitable Life Assurance Society of the United States; 46,011 shares beneficially owned by Wood Struthers & Winthrop Management Corporation; and 156,764 shares beneficially owned by Donaldson, Lufkin & Jenrette Securities Corporation (of which it is deemed to have shared power to dispose or to direct the disposition with respect to 155,802 shares). The address of the indicated stockholder is 1290 Avenue of the Americas, New York, New York 10104.
(20) Consists of shares issuable upon conversion of outstanding shares of the Company's Series A Preferred. Of the shares indicated, (i) 11,389,040 shares are owned by Apollo Investment Fund IV, L.P. ("AIFIV") and (ii) 610,960 shares are owned by Apollo Overseas Partners IV, L.P. ("Overseas IV"). Apollo Advisors IV, L.P. ("Advisors IV") is the general partner of AIFIV and the managing general partner of Overseas IV. Apollo Capital Management IV, L.P. ("Capital Management IV") is the general partner of Advisors IV. The directors and principal executive officers of Capital Management IV are Leon D. Black and John J. Hannan. Messrs. Black and Hannan are also limited partners of Advisors IV. Messrs. Black, Gross and Hannan disclaim beneficial ownership of the shares owned by AIFIV and Overseas IV. The address of both AIFIV and Overseas IV is c/o Apollo Advisors IV, L.P., Two Manhattanville Road, Purchase, New York 10577.

Certain Agreements Relating to Securities Held By Officers

  Prior to the Company's initial public offering, certain executive officers and other employees of the Company purchased Common Stock (and in certain cases warrants) from the Company in private placements. (For information concerning the securities purchased by certain executive officers of the Company in such private placements, see "Certain Transactions--Capital Contributions by Executive Officers and Directors.") All shares of Common Stock and warrants purchased by the executive officers and other employees of the Company prior to the Company's initial public offering (and any shares of Common Stock acquired upon exercise of such warrants) are referred to as the "Private Placement Securities."

  Each holder of Private Placement Securities (other than Mr. Jacobs and Mr. Hicks) has entered into an agreement with the Company and Mr. Jacobs that provides that (1) if Mr. Jacobs sells any Private Placement Securities that he beneficially owns in a commercial, non-charitable transaction, then Mr. Jacobs is required to use his best efforts to sell (and has the right to sell subject to certain exceptions) on behalf of such holder a pro rata portion of such holder's Private Placement Securities at then prevailing prices, and (2) except for sales that may be required to be made as aforesaid, the holder shall not (without the prior written consent of the Company) sell or otherwise dispose of the Private Placement Securities owned by such holder (subject to certain exceptions for charitable gifts). The foregoing provisions of the agreements terminate, depending on the individual, in either September or October 2002.

  Each holder of Private Placement Securities (other than Mr. Jacobs and Mr. Hicks) has also agreed pursuant to such agreements that the Company, in its sole discretion, may (1) prior to September 1, 2005, repurchase the Private Placement Securities owned by such holder in the event that such holder breaches any agreement with the Company or acts adversely to the interest of the Company and (2) repurchase such Private Placement Securities without any cause (provided that such repurchase right without cause has lapsed with respect to one-third of the securities and will lapse with respect to an additional one-third on each of the second and third anniversaries of the date of such agreements). The amount to be paid by the Company in the event of a repurchase will be equal to (1) in the case of Messrs. Milne, Nolan and Miner, $9.125 per share of Common Stock and $0.625 per warrant plus an amount representing a 4% annual return on such amounts from the date on which such securities were purchased and (2) in the case of any other holder of Private Placement Securities, the amount originally paid by such holder for such securities plus an amount representing a 10% annual return on such amount. See "Certain Transactions--Capital Contributions by Executive Officers and Directors" for information concerning the amounts paid by the executive officers of the Company for the Private Placement Securities owned by them.

  Mr. Hicks has agreed that he will not transfer any shares of Common Stock that are issued to him as compensation pursuant to his employment agreement for a one-year period following the date of issuance. See "Executive and Director Compensation--Employment Agreements and Change-In-Control Arrangements."

                      EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

  The following table sets forth for the periods indicated information concerning the compensation of the chief executive officer of the Company and the four most highly compensated executive officers of the Company (other than the chief executive officer) during 1998.

                          Summary Compensation Table

                                                        Long Term
                                                       Compensation
                            Annual Compensation(1)      on Awards
                          ---------------------------- ------------
                                                        Securities
Name and Principal                                      Underlying     All Other
Position                  Year(2) Salary($)   Bonus($)  Options(#)  Compensation($)
------------------        ------- ---------   -------- ------------ ---------------
Bradley S. Jacobs.......   1998    290,000    450,000   2,950,000        1,500(4)
 Chief Executive Officer   1997     97,039
Wayland R. Hicks........   1998    400,000(3) 325,000     775,000        1,500(4)
 Chief Operating Officer   1997     47,692                450,000
John N. Milne...........   1998    190,000    325,000     750,000        1,500(4)
 Chief Acquisition         1997     58,558
 Officer
Michael J. Nolan........   1998    175,000    200,000     515,000        1,212(4)
 Chief Financial Officer   1997     58,558
William F. Berry........   1998     56,250    300,000     575,000
 President

--------
(1) The only type of other annual compensation for each of the named officers was in the form of perquisites and other personal benefits which were in each case less than the level required for reporting.

(2) The Company commenced operations in 1997 and, accordingly, no data is provided for any period prior to 1997. The officers named in the table commenced employment with the Company as follows (i) Messrs. Jacobs, Milne and Nolan have been employed by the Company since its formation in August 1997, (ii) Mr. Hicks commenced employment on November 14, 1997 and (iii) Mr. Berry commenced employment on September 29, 1998.

(3) Mr. Hicks' employment agreement provides that, commencing in 1998, his base salary is payable 50% in cash and 50% in Common Stock (valued at the average closing sales price of the Common Stock during all trading days in the calendar quarter preceding the quarter in which the payment is made). Pursuant to this provision, Mr. Hicks' 1998 salary was paid in the form of $200,000 of cash and 7,238 shares of Common Stock.

(4) Represents the Company's matching contribution under its 401(k) plan.

Options

  The following tables summarize the options granted in 1998 to the executive officers named in the Summary Compensation Table above, the potential value of these options at the end of the option term (assuming certain levels of appreciation of the Company's Common Stock), and the number and value of all options held by such executive officers at the end of 1998. No options were exercised in 1998.

                             Option Grants in 1998

                                                                       Potential Realizable Value at
                                                                           Assumed Rate of Stock
                                                                             Appreciation For
                                     Individual Grants                        Option Term(1)
                         --------------------------------------------- ------------------------------
                         Number of     % of Total
                         Securities     Options
                         Underlying    Granted to Exercise
                          Options      Employees    Price   Expiration
Name                      Granted       in 1998   Per Share    Date          5%            10%
----                     ----------    ---------- --------- ---------- -------------- ---------------
Bradley S. Jacobs....... 1,200,000(2)     12.7%   $21.9375  03/24/2008 $   42,880,651 $   68,280,270
                         1,750,000(3)     18.5%    12.4375  10/09/2008     35,453,910     56,454,426
Wayland R. Hicks........   225,000(2)      2.4%    21.9375  03/24/2008      8,040,122     12,802,551
                           550,000(3)      5.8%    12.4375  10/09/2008     11,142,657     17,742,820
John N. Milne...........   300,000(2)      3.2%    21.9375  03/24/2008     10,720,163     17,070,068
                           450,000(3)      4.8%    12.4375  10/09/2008      9,116,720     14,516,852
Michael J. Nolan........   225,000(2)      2.4%    21.9375  03/24/2008      8,040,122     12,802,551
                           290,000(3)      3.1%    12.4375  10/09/2008      5,875,219      9,355,305
William F. Berry........   200,000(4)      2.1%    21.3750  09/29/2008      6,963,525     11,088,249
                            75,000(4)      0.8%    45.0000  09/29/2008            --       1,158,093
                           300,000(5)      3.2%    12.4375  10/09/2008      6,077,813      9,677,902

--------
(1) The dollar amounts under these columns are the result of calculations at hypothetical 5% and 10% compounded annual appreciation rates prescribed by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the Company's Common Stock price.

(2) These options became exercisable with respect to one-third of the underlying shares on March 24, 1999, and will become exercisable with respect to an additional one-third on each of March 24, 2000 and March 24, 2001.

(3) These options were immediately exercisable with respect to one-third of the underlying shares, and will become exercisable with respect to an additional one-third on each of October 9, 1999 and October 9, 2000.

(4) These options will become exercisable with respect to one-third of the underlying shares on each of September 29, 1999, September 29, 2000 and September 29, 2001.

(5) These options will become exercisable with respect to one-third of the underlying shares on each of October 9, 1999, October 9, 2000 and October 9, 2001.

                        Value Of Options at End of 1998

                                                       Value of Unexercised In-
                    Number of Securities Underlying              the-
                    Unexercised Options at Year end    Money Options at Year End
                    ---------------------------------  -------------------------
Name                 Exercisable      Unexercisable    Exercisable Unexercisable
----                ---------------  ----------------  ----------- -------------
Bradley S.
 Jacobs...........           583,333         2,366,667 $11,994,785  $37,264,590
Wayland R. Hicks..           333,333           891,667   6,969,803   16,428,635
John N. Milne.....           150,000           600,000   3,084,375    9,487,500
Michael J. Nolan..            96,667           418,333   1,987,715    6,464,472
William F. Berry..         2,170,365           575,000  26,523,597    6,168,750

Compensation of Directors

  Directors who are also employees of the Company are not paid additional compensation for serving as directors. Each non-employee director of the Company is paid up to $2,500 per day for each Board of Directors' meeting such director attends, together with an expense reimbursement. In addition, non-employee directors were granted options in 1998 as indicated in the table below.

                            Number of Securities
                             Underlying Options
      Name of Director        Granted in 1998    Exercise Price Per Share($)
      ----------------      -------------------- ---------------------------
      Richard D. Colburn           30,000                  12.4375
      Ronald M. DeFeo              40,000                  21.9375
                                   30,000                  12.4375
      Richard J. Heckmann          40,000                  21.9375
                                   30,000                  12.4375
      Gerald Tsai, Jr.             40,000                  21.9375
                                   30,000                  12.4375
                                  250,000                  22.2500
      Christian M. Weyer           30,000                  21.6900

Employment Agreements and Change-in-Control Arrangements

  The Company has entered into employment agreements with each of the executive officers of the Company. Certain information with regard to these agreements is set forth below.

  Base Salary. The agreements provide for base salary to be paid at a rate per annum as follows: Mr. Jacobs ($290,000), Mr. Hicks ($400,000), Mr. Milne ($190,000), Mr. Berry ($225,000), Mr. Nolan ($175,000), Mr. McKinney
($175,000) and Mr. Miner ($150,000). In March 1999, the base salaries for Messrs. Jacobs and Milne were increased to $350,000 and $225,000, respectively. The base salary payable to Mr. Hicks is payable 50% in cash and 50% in Common Stock (valued at the average closing sales price of the Common Stock during all trading days in the calendar quarter preceding the quarter in which the payment is made). Shares of Common Stock issued to Mr. Hicks are subject to certain restrictions on transfer as described under "Security Ownership of Certain Beneficial Owners and Management--Certain Agreements Relating to Securities Held by Officers." The base salary payable to Messrs. Jacobs, Milne, Berry and McKinney is subject to possible upward annual adjustments based upon changes in a designated cost of living index.

  Bonus. The agreements do not provide for mandatory bonuses. However, the agreements provide that, in addition to the compensation specifically provided for, the Company may pay such salary increases, bonuses or incentive compensation as may be authorized by the Board of Directors.

  Other Compensation and Benefits. The agreements with Messrs. Jacobs and Milne provide for each such executive to receive an automobile allowance of at least $700 per month. The agreements with Messrs. Berry and McKinney provide that the employee is entitled to participate in an automobile allowance program which is made available to other senior executives of the Company.

  The agreements with Messrs. Hicks and Berry provide for the Company to reimburse the employee for certain relocation expenses up to a maximum of $100,000.

  Certain of the agreements provide that the employee is entitled to participate in certain specified insurance, retirement, compensation and benefit plans if such plans are made available to other specified executives of the Company.

  Term. The employment agreements with the following executives provide that the term shall automatically renew so that at all times the balance of the terms will not be less than the period hereinafter specified with respect to such executive: Mr. Jacobs (five years), Mr. Milne (five years), Mr. Nolan (three years) and Mr. Miner (three years). The employment agreement with Mr. Hicks provides for a term extending until November 2000. The employment agreements with Messrs. Berry and McKinney provide for a term of three years commencing on September 29, 1998, subject to automatic renewal so that at all times the balance of the term will not be less than two years.

  Termination and Severance. Under each of the agreements, the Company or the employee may at any time terminate the agreement, with or without cause, provided that if the Company terminates the agreement, the Company is required to make severance payments to the extent described below.

  The employment agreements with Messrs. Jacobs and Milne provide that the executive is entitled to severance benefits in the event that (i) his employment agreement is terminated by the Company without Cause (as defined in the employment agreement), (ii) the executive terminates his employment agreement for Good Reason (as defined in the employment agreement) or because of a breach by the Company of its obligations thereunder, (iii) his employment is terminated as a result of death or (iv) the Company or the executive terminates the employment agreement due to the disability of the executive. The severance benefits include (a) a lump sum payment equal to five times the sum of the executive's annual base salary at the time of termination plus the highest annual bonus paid to the executive in the preceding three years and
(b) the continuation of the executive's benefits for the remaining term. The employment agreements with Messrs. Jacobs and Milne also provide that if any portion of the required severance payment to the executive constitutes an "excess parachute payment" (as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code")), the executive is entitled to receive a payment sufficient on an after-tax basis to offset any excise tax payable by the executive pursuant to Section 4999 of the Code. Any payment constituting an "excess parachute payment" would not be deductible by the Company.

  The employment agreement with Mr. Hicks provides that the executive is entitled to a severance payment in the amount of $1 million in the event that his employment agreement is terminated by the Company without Cause (as defined in the employment agreement) or he terminates his employment for Good Reason (as defined in the employment agreement).

  The employment agreements with Messrs. Berry and McKinney provide that if the employment agreement is terminated by the Company without Cause (as defined in the employment agreement), the executive is entitled to continue receiving from the Company his then current monthly base salary and benefits over the balance of the term.

  The employment agreements with the other officers provide that the executive is entitled to severance benefits of up to three months' base salary in the event that the executive's employment agreement is terminated without Cause (as defined in the employment agreement).

  Options. Each of the agreements provides that all stock options at any time to be granted to the executive will automatically vest upon a change of control of the Company (as defined in the agreement).

  Pursuant to the employment agreement with Mr. Hicks, Mr. Hicks has been granted (i) options to purchase an aggregate of 350,000 shares of Common Stock at a price per share of $10.00, (ii) options to purchase an aggregate of 50,000 shares of Common Stock at a price per share of $15.00, and (iii) options to purchase an aggregate of 50,000 shares of Common Stock at a price per share of $20.00. One third of these options vested in November 1998. The balance will vest one-half in November 1999 and one-half in November 2000.

  Pursuant to the employment agreement with Mr. Berry, Mr. Berry has been granted (i) options to purchase an aggregate of 200,000 shares of Common Stock at a price per share of $21.375 and (ii) options to purchase an aggregate of 75,000 shares of Common Stock at a price per share of $45. These options will vest one-third in September 1999, one-third in September 2000 and one-third in September 2001.

  Pursuant to the employment agreement with Mr. McKinney, Mr. McKinney has been granted (i) options to purchase an aggregate of 100,000 shares of Common Stock at a price per share of $21.375 and (ii) options to purchase an aggregate of 37,500 shares of Common Stock at a price per share of $45. These options will vest one-third in September 1999, one-third in September 2000 and one-third in September 2001.

  Other Provisions. The agreement with Mr. Hicks provides that at each annual meeting of the stockholders of the Company which occurs during the term of the agreement and at which Mr. Hicks' term as director would be scheduled to expire, the Company will nominate Mr. Hicks for re-election as a director.

          Compensation Committee Interlocks and Insider Participation

  The members of the Company's Compensation/Stock Option committee are Messrs. DeFeo, Heckmann and Tsai. None of these directors has ever been an officer or employee of the Company or its subsidiaries. Except as described below, none of these directors has had any other relationship with the Company requiring disclosure under applicable rules of the SEC.

  The Company has from time to time purchased equipment from Terex Corporation ("Terex") and may do so in the future. Mr. DeFeo is the chief executive officer and a director of Terex. The Company purchased approximately $1.1 million of equipment from Terex in 1997 and $11.6 million in 1998.

                             CERTAIN TRANSACTIONS

Capital Contributions by Executive Officers and Directors

  The executive officers and directors of the Company listed below have made capital contributions to the Company in the aggregate amount of $45.3 million (excluding amounts paid by certain officers and directors in respect of shares of Common Stock purchased by them in the Company's initial public offering in December 1997). Such capital contributions were made in connection with the sale to such officers and directors in private placements in 1997 of an aggregate of 12,717,714 shares of Common Stock and 6,142,858 warrants ("Warrants"). Each such Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $10.00 per share at any time prior to September 12, 2007. Such shares and Warrants were sold at a price of $3.50 per unit consisting of one share of Common Stock and one-half of a Warrant (except that Messrs. Tsai and Weyer purchased only Common Stock at a price of $3.50 per share and Messrs. Hicks and Heckmann purchased only Common Stock at a price of $10.00 per share). The table below indicates (i) the number of shares of Common Stock and the number of Warrants purchased by such officers and directors (excluding shares purchased in the Company's initial public offering) and (ii) the aggregate amount paid by such officers and directors for such securities:

                                           Securities Purchased(1)
                                           -------------------------
                                              Common
             Name                             Stock      Warrants   Purchase Price
             ----                          ------------ --------------------------
      Bradley S. Jacobs..................    10,000,000   5,000,000  $35,000,000
      Wayland R. Hicks...................       100,000         --     1,000,000
      John N. Milne......................     1,428,571     714,286    5,000,000
      Michael J. Nolan...................       571,429     285,715    2,000,000
      Robert P. Miner....................       285,714     142,857    1,000,000
      Richard J. Heckmann................        20,000         --       200,000
      Gerald Tsai, Jr. ..................       240,000         --       840,000
      Christian M. Weyer.................        72,000         --       252,000

--------
(1) In certain cases includes securities owned by one or more entities controlled by the named holder.

Other Transactions

  The Company has from time to time purchased equipment from Terex and may do so in the future. Ronald M. DeFeo, a director of the Company, is the chief executive officer, and a director of Terex. The Company purchased approximately $1.1 million of equipment from Terex in 1997 and $11.6 million in 1998.

  In connection with the sale of the Company's Series A Preferred shares in January 1999, the Company paid a fee of $3 million to Apollo.

  In connection with the Company's merger with U.S. Rentals, the Company assumed a demand note payable to Richard D. Colburn, who became a director of the Company following the merger. The outstanding balance on this note was $21.5 million as of December 31, 1998. Interest paid on this note amounted to $1.3 million in 1998.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation/Stock Option Committee (the "Compensation Committee") of the Board of Directors of the Company is responsible for developing, and recommending to the Board of Directors, the Company's compensation policies for executives of the Company. The goals of the Company's compensation policy are to (i) offer competitive compensation that will attract and retain the type of high caliber executives that the Company requires in order to achieve its objectives, (ii) motivate executives to achieve the Company's business objectives and (iii) align the interests of executives with the long-term interests of the Company and its stockholders. In 1998, the Company primarily used base salary, cash bonuses and stock options to meet these goals. The Compensation Committee believes that there is necessarily an element of subjectivity in establishing compensation levels for the Company's executives and to date has not followed specific objective performance criteria when establishing such compensation levels.

  An important element of each executive officer's compensation in 1998 consisted of stock options. The Compensation Committee believes that the use of stock options to compensate executive officers and other employees encourages and rewards effective management that results in long-term corporate financial success, as measured by stock price appreciation. The Compensation Committee further believes that such use aligns the interests of the Company's executives and other employees with those of the Company's stockholders, since the value of a stock option bears a direct relationship to the Company's stock price.

  The compensation paid in 1998 to the Company's Chief Executive Officer and the other executive officers named in the Summary Compensation Table above (the "Named Executives") consisted of base salary, a cash bonus and stock options. Each of the Named Executives has an employment agreement with the Company which was entered into in 1997 (except that Mr. Berry's agreement was entered into in September 1998 in connection with the Company's merger with U.S. Rentals). The base salary paid to each of the Named Executives in 1998 was in accordance with the terms of the executive's employment agreement. In addition, certain of the options granted to Mr. Berry were required by the terms of his employment agreement (as described under "Executive and Director Compensation--Employment Contracts and Change in Control Arrangements"). The other compensation paid in 1998 to each Named Executive was based on the Compensation Committee's evaluation of a number of factors, including the executive's position and responsibilities, service and accomplishments and present and future value to the Company.

  In connection with its evaluation, the Compensation Committee noted the respective contribution of each of the Named Executives to various achievements of the Company since commencing operations in October 1997, including: (i) the Company has grown through a combination of internal growth and acquisitions and is currently the largest equipment rental company in North America, (ii) the Company completed 90 acquisitions through the end of 1998, including a merger with U.S. Rentals (which at the time of the merger was the second largest equipment rental company in the United States based on 1997 revenues), (iii) the Company's revenues increased to $1.22 billion in 1998 from $490 million in 1997 and its net income (excluding extraordinary items and merger-related expenses) rose to $72.8 million in 1998 from $32.6 million in 1997 and (iv) the Company completed approximately $2.7 billion of financing transactions through the end of 1998 (including the Company's $762.5 million revolving credit facility). The Compensation Committee also noted that the cumulative total return of the Company's Common Stock exceeded the cumulative total return of the Standard & Poor's 500 Index and the BT Alex. Brown U.S. Equipment Rental Index.

                                          Members of the Compensation/Stock
                                          Option Committee

                                          Richard J. Heckmann
                                          Ronald M. DeFeo
                                          Gerald Tsai, Jr.

                               PERFORMANCE GRAPH

  The following performance graph compares the cumulative total return, during the period December 18, 1997 (date of the Company's initial public offering) to December 31, 1998, of the Company's Common Stock to the cumulative total return of (i) the Standard & Poor's 500 Index and (ii) BT Alex. Brown U.S. Equipmental Rental Index. The comparison in the graph assumes the investment of $100 in the Company's Common Stock and the aforementioned indexes on December 18, 1997, and the reinvestment of all dividends.

                                 [LINE GRAPH]

                                   Standard & Poor's     BT Alex. Brown U.S.
                 United Rentals        500 Index      Equipmental Rental Index
                 --------------    -----------------  ------------------------
    12/18/97          100                 100                   100
    12/31/97          129                 102                   115
    12/31/98          221                 129                   129


     COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten-percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports that they file.

  Based solely upon review of the copies of such reports furnished to the Company and written representations from certain of the Company's executive officers and directors that no other such reports were required, the Company believes that during the period from January 1, 1998 through December 31, 1998 all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with on a timely basis (except that Messrs. Berry and Heckmann each filed a Form 5 with respect to 1998 late).

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

  The Board of Directors has reappointed Ernst & Young LLP as independent auditors to audit the financial statements of the Company for 1999, subject to ratification by the stockholders. Ernst & Young LLP has audited the financial statements of the Company since its inception.

  In the event that the stockholders fail to ratify this reappointment, other certified public accountants will be considered upon recommendation of the Audit Committee. Even if this reappointment is ratified, the Board of Directors, in its discretion, may direct the appointment of a new independent accounting firm at any time during the year, if the Board believes that such a change would be in the best interest of the Company and its stockholders.

  A representative of Ernst & Young LLP is expected to be present at the Annual Meeting with an opportunity to make a statement if he so desires and will be available to respond to appropriate questions.

  Ratification of the reappointment of Ernst & Young LLP as independent auditors to audit the financial statements of the Company for 1999 requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Meeting and entitled to vote on the matter. (For purposes of the foregoing, each share of Series A Preferred will be treated as the equivalent of 40 shares.) Abstentions will have the same effect as a vote against such ratification, whereas broker non-votes and shares not represented at the Meeting will not be counted for purposes of determining whether such ratification has been approved.

  The Board of Directors recommends that the stockholders vote FOR such ratification (designated as Proposal 2 on the enclosed proxy card).

               STOCKHOLDER PROPOSALS FOR THE 2000 ANNUAL MEETING

Notice Required to Include Proposals in the Company's Proxy Statement

  The Company will review for inclusion in next year's proxy statement shareholder proposals received by December 17, 1999. All proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the proxy statement. Proposals should be sent to the Secretary of the Company, Four Greenwich Office Park, Greenwich, Connecticut 06830.

Notice Required to Bring Business Before an Annual Meetings

  The Company's By-laws establish an advance notice procedure for stockholders to make nominations of candidates for election of director or to bring other business before an annual meeting. Under these procedures, a stockholder that proposes to nominate a candidate for director or propose other business at the 2000 Annual Meeting of Stockholders, must give the Company written notice of such nomination or proposal not less than 60 days and not more than 90 days prior to the scheduled date of the meeting (or, if less than 70 days' notice or prior public disclosure of the date of the meeting is given, then the 15th day following the earlier of (i) the date such notice was mailed or (ii) the day such public disclosure was made). Such notice must provide certain information as specified in the Company's By-laws and must be received at the Company's principal executive offices by the deadline specified above.

  If a stockholder notifies the Company after March 1, 1999, of an intention to present a proposal at the 2000 Annual Meeting of Stockholders (and for any reason the proposal is voted on at the meeting), the Company's proxy holders will have the right to exercise discretionary voting authority with respect to such proposal.

                                 OTHER MATTERS

  The Board of Directors of the Company does not know of any matter to be presented for action at the Meeting other than the proposals described herein. If any other matters not described herein should properly come before the Meeting for stockholder action, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in respect thereof in accordance with the Board of Directors' recommendations.

                             UNITED RENTALS, INC.

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints Bradley S. Jacobs, John N. Milne, Michael J. Nolan or any of them with full power of substitution, proxies to vote at the Annual Meeting of Stockholders of United Rentals, Inc. (the "Company") to be held on June 3, 1999 at 10:00 a.m., local time, and at any adjournment or adjournments thereof, hereby revoking any proxies heretofore given, all shares of Common Stock of the Company and (subject to the following sentence) all shares of Series A Perpetual Convertible Preferred Stock of the Company ("Series A Preferred") held or owned by the undersigned as directed on the reverse side, and in their discretion upon such other matters as may come before the meeting. This proxy does not confer authority to vote any shares of Series A Preferred with respect to the election of directors or with respect to any other matter as to which the holders of the Series A Preferred have the right to vote as a separate class.

                        (To be Signed on Reverse Side)